UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 5, 2013

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 2, and 4 through 8 are not applicable and are therefore omitted.

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On June 5, 2013, the Board of Directors of Urologix, Inc. (the “Company”) determined to take steps to voluntarily remove the Company’s common stock from listing on The NASDAQ Stock Market, LLC (“Nasdaq”) and also authorized the Company’s common stock to be quoted on a marketplace within the OTC Markets Group. Furnished with this Form 8-K as Exhibit 99.1 is a press release issued by the Company on June 5, 2013 relating to the Board’s determinations.

As previously reported, a NASDAQ Listing Qualifications Panel (the “Panel”) granted on April 16, 2013 the Company’s request for an exception to the Nasdaq listing requirements to allow for continued listing of its common stock on Nasdaq. The Panel’s decision to grant the Company’s request for an exception was subject to certain conditions including:

1.        On or before June 17, 2013, the Company shall have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.

2.        On July 30, 2013, the Company shall provide the Panel with a written update regarding the status of efforts to comply with the minimum shareholders’ equity requirement, along with an updated timeline for compliance.

3.        On or before September 30, 2013, the Company shall evidence shareholders’ equity above $2.5 million, and satisfy the Panel of its ability to evidence compliance in each of its quarterly reports and annual to be filed through September 30, 2014.

In accordance with the Board’s determination to voluntarily remove the Company’s common stock from listing on Nasdaq, the Company withdrew its request for this exception on June 5, 2013.

In response to the Company’s withdrawal of its request for the exception, the Company received a letter on June 5, 2013 from the Panel notifying the Company that its shares would be delisted from Nasdaq, effective at the open of business on Friday, June 7, 2013.

The Company expects that its stock will begin trading on the OTC Markets Group’s OTCQB Marketplace under its historical ticker symbol “ULGX” effective at the open of business on Friday, June 7, 2013.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description
99.1	Press release issued by Urologix, Inc. on June 5, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Brian J. Smrdel
Brian J Smrdel Chief Financial Officer

Date:  June 5, 2013